SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                        UNDER THE SECURITIES ACT OF 1934
                               (AMENDMENT NO. __)


                                  POLYCOM, INC.
                                ----------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.0005 PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)

                                    73172K104
                                 --------------
                                 (CUSIP Number)

                                  May 18, 2005
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 14 Pages)

-------------------                                           ------------------
CUSIP NO. 73172K104                   13 G                    Page 2 of 14 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC ("TPG-Axon")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               5,121,653
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    5,121,653
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,121,653
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.2%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

* All percentage ownerships reported in this Schedule 13G are based on 98,011,991 shares of Common Stock issued and outstanding as of April 15, 2005, as reported by the Issuer (as defined below) in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the Securities and Exchange Commission on April 29, 2005.

-------------------                                           ------------------
CUSIP NO. 73172K104                   13 G                    Page 3 of 14 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, LP ("PartnersGP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               5,121,653
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    5,121,653
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,121,653
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.2%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 73172K104                   13 G                    Page 4 of 14 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP ("Partners")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               5,121,653
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    5,121,653
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,121,653
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.2%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 73172K104                   13 G                    Page 5 of 14 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, LP ("Capital Management")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               5,121,653
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    5,121,653
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,121,653
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.2%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 73172K104                   13 G                    Page 6 of 14 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd. ("Offshore")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               5,121,653
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    5,121,653
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,121,653
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.2%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 73172K104                   13 G                    Page 7 of 14 Pages
-------------------                                           ------------------

ITEM 1.

      (a)   Name of Issuer: Polycom, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            4750 Willow Road
            Pleasanton, California  94588
ITEM 2.

      (a) Name of Person Filing: TPG-Axon, PartnersGP, Partners, Capital Management and Offshore.

      (b)   Address of Principal Office:

           (All, except Offshore)       Offshore.

            888 Seventh Avenue          c/o Goldman Sachs (Cayman) Trust Limited
            38th Floor                  PO Box 896, Harbour Centre
            New York, New York 10019    George Town, Grand Cayman
                                        Cayman Islands, BWI

      (c)   Citizenship: Delaware (all except Offshore); Offshore: Cayman
            Islands

      (d) Title of Class of Securities: Common Stock, par value $0.0005 per share

      (e)   CUSIP Number: 73172K104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

-------------------                                           ------------------
CUSIP NO. 73172K104                   13 G                    Page 8 of 14 Pages
-------------------                                           ------------------

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

      (a) Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

      TPG-Axon is the general partner of PartnersGP and Capital Management. PartnersGP is the general partner of Partners. Capital Management, as investment manager, has the power to direct the disposition and voting of securities held by Offshore and Partners. Dinakar Singh LLC, a Delaware limited liability company ("DSLLC"), is the controlling manager of TPG-Axon and in such capacity may be deemed to be the beneficial owner of the securities held by Partners and Offshore, but disclaims any such beneficial ownership. Dinakar Singh, an individual, is the managing member of DSLLC and in such capacity may be deemed to be the beneficial owner of the securities held by Partners and Offshore, but disclaims any such beneficial ownership. The officers of TPG-Axon are Dinakar Singh (Co-President), Eric Mandelblatt (Co-President), John Viola (Vice President and Treasurer), Carl O'Connell (Vice President), Dianne Hurley (Vice President), David Spuria (Secretary) and Mary Lee (Assistant Secretary) and in such capacity may be deemed to be the beneficial owner of the securities held by Partners and Offshore, but disclaim any such beneficial ownership.

      (b)   Percent of class:

            5.2%*

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:

                  0

            (ii)  Shared power to vote or to direct the vote:

                  5,121,653

-------------------                                           ------------------
CUSIP NO. 73172K104                   13 G                    Page 9 of 14 Pages
-------------------                                           ------------------

            (iii) Sole power to dispose or to direct the disposition of:

                  0

            (iv)  Shared power to dispose or to direct the disposition of:

                  5,121,653

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

      Not applicable

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP NO. 73172K104                   13 G                   Page 10 of 14 Pages
-------------------                                          -------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 31, 2005



                               Dinakar Singh LLC



                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                               TPG-Axon GP, LLC



                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner



                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 73172K104                   13 G                   Page 11 of 14 Pages
-------------------                                          -------------------



                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner



                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director

-------------------                                          -------------------
CUSIP NO. 73172K104                   13 G                   Page 12 of 14 Pages
-------------------                                          -------------------



                                LIST OF EXHIBITS
                                 TO SCHEDULE 13G

                                                                            Page
                                                                            ----

1. Agreement to Make Joint Filing .........................................  13

-------------------                                          -------------------
CUSIP NO. 73172K104                   13 G                   Page 13 of 14 Pages
-------------------                                          -------------------


                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  May 31, 2005


                               Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                               TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 73172K104                   13 G                   Page 14 of 14 Pages
-------------------                                          -------------------


                               TPG-Axon Partners GP, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director